Exhibit 4.3
IN ACCORDANCE WITH ITEM 601(A)(6) OF REGULATION S-K, CERTAIN INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT CONTAINS PERSONALLY IDENTIFIABLE INFORMATION. [###] INDICATES THAT INFORMATION HAS BEEN REDACTED
STOCKHOLDERS AGREEMENT OF
BAMBOO INSURANCE SERVICES, INC.
This STOCKHOLDERS AGREEMENT, dated as of [ ò ], 2026 (as it may be amended, amended and restated or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), is entered into by and among Bamboo Insurance Services, Inc., a Delaware corporation (the “Corporation”), Miramar Aggregator, LP, a Delaware limited partnership (“Miramar Aggregator”), and Miramar Blocker Holdco, LP, a Delaware limited partnership (“Miramar Blocker Holdco” and together with Miramar Aggregator, the “Principal Stockholders” and each, a “Principal Stockholder”). Certain terms used in this Agreement are defined in Section 7.
RECITALS
WHEREAS, in connection with, and prior to, the consummation of the IPO, it is anticipated that the Principal Stockholders, the Corporation and certain of their respective Affiliates will enter into a series of related transactions pursuant to which (i) the Principal Stockholders will become the record holders of shares of Class A common stock, par value $0.01 per share, of the Corporation (“Class A Common Stock”), and (ii) the Corporation will become the holder of one hundred percent (100%) of the issued and outstanding shares of common stock of each of Miramar Blocker, Inc., a Delaware corporation (“Miramar Blocker”), and WM Pierce Holdings, Inc., a Delaware corporation (“WM Blocker”, and collectively with Miramar Blocker, the “Blockers”), respectively, and the Corporation will indirectly hold outstanding membership interests in Miramar Holdco, LLC, a Delaware limited liability company (“Miramar Holdco”), which membership interests constitute and are defined as “Common Units” pursuant to the Third Amended and Restated Limited Liability Company Agreement of Miramar Holdco, dated as of [ ò ], 2026, as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time (the “LLC Agreement” and such membership interests, the “Common Units”);
WHEREAS, the Corporation is contemplating an offering and sale of its shares of Class A Common Stock in an underwritten initial public offering (the “IPO”) and using a portion of the net proceeds received from the IPO to purchase Common Units;
WHEREAS, pursuant to that certain Subscription Agreement by and between the Corporation and Miramar Holdco, dated as of [ ò ], 2026 (the “Common Unit Subscription Agreement”), the Corporation will hold Common Units;
WHEREAS, upon the consummation of the transactions contemplated by the Common Unit Subscription Agreement, it is contemplated that the Corporation will be admitted directly as a member, and appointed as the sole manager of Miramar Holdco;
WHEREAS, immediately following the consummation of the IPO, the Principal Stockholders (and together with their respective Permitted Transferees, in such capacity, the “CVC Related Parties”) will be the record holders of shares of Class A Common Stock;

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation and the Principal Stockholders agree as follows:
AGREEMENT
Section 1.Election of the Board of Directors.
(a)Subject to this Section 1(a), the CVC Related Parties shall be entitled to designate for nomination by the Board up to five (5) Directors from time to time (any Director designated by the CVC Related Parties, a “CVC Director”). The CVC Directors shall be apportioned among the three (3) classes of Directors as nearly equal in number as possible. For so long as the CVC Related Parties hold in the aggregate, a number of shares of Class A Common Stock (including for these purposes the Underlying Class A Shares) held by the CVC Related Parties as of the consummation of the IPO (as adjusted for any stock split, combination, reclassification, recapitalization or similar transaction), the right of the CVC Related Parties to designate the CVC Directors as set forth in this Section 1(a) shall be subject to the following:

Percentage	Number of Directors
50% or greater	5
Less than 50% but greater than or equal to 25%	3
Less than 25% but greater than or equal to 10%	2
Less than 10%	0
(b)The Corporation agrees to take all Necessary Action to effectuate the above in accordance with Section 1(a), including (i) nominating and recommending each CVC Director to be elected as a Director and included in the slate of nominees in the class to be elected or appointed to the Board at the next (and each applicable subsequent) annual or special meeting of stockholders, (ii) recommending that stockholders vote in favor of any such CVC Director, (iii) soliciting proxies or consents in favor of each CVC Director, and (iv) without limiting the foregoing, otherwise using its best efforts to cause such nominees, who are CVC Directors to be elected to the Board, including providing at least as high a level of support for the election of such nominees as it provides to any other individual standing for election as a Director. For the avoidance of doubt, the rights granted to the CVC Related Parties to designate members of the Board are additive to, and not intended to limit in any way, the rights that the CVC Related Parties may have to nominate or elect Directors under the Charter, the Bylaws or the General Corporation Law of the State of Delaware.
(c)Each Principal Stockholder hereby agrees to vote, or cause to be voted, all outstanding shares of Class A Common Stock held by such Principal Stockholder (or any of such Principal Stockholder’s Permitted Transferees) at any annual or special meeting of stockholders of the Corporation at which Directors of the Corporation are to be elected or removed, or to take all Necessary Action to cause the election or removal of the CVC Directors as Directors, as provided herein and to implement and enforce the provisions set forth in Section 3.

Section 2.Vacancies and Replacements.
(a)If the number of Directors that the CVC Related Parties have the right to designate to the Board is decreased pursuant to Section 1(a) (each such occurrence, a “Decrease in Designation Rights”), then:
(i)unless a majority of Directors (with the affected party’s Board designees abstaining) agree in writing that a Director or Directors shall not resign as a result of a Decrease in Designation Rights, the CVC Related Parties shall use their reasonable best efforts to cause each of the appropriate number of CVC Directors that the CVC Related Parties cease to have the right to designate to serve as a CVC Director to offer to tender his, her or their resignation(s), and each of such CVC Directors so tendering a resignation shall resign within thirty (30) days from the date that the CVC Related Parties incur a Decrease in Designation Rights. In the event any such CVC Director does not resign as a Director by such time as is required by the foregoing, the CVC Related Parties, as holders of Class A Common Stock, the Corporation and the Board, to the fullest extent permitted by law and, with respect to the Board, subject to its fiduciary duties to the Corporation’s stockholders, shall thereafter take all Necessary Action, including voting in accordance with Section 1(c), to cause the removal of such individual as a Director; and
(ii)the vacancy or vacancies created by such resignation(s) and/or removal(s) shall be filled with one or more Directors, as applicable, designated by the Board upon the recommendation of the Nominating and Corporate Governance Committee (with the affected party’s Board designees abstaining), so long as it is established.
(b)The CVC Related Parties shall have the sole right to request that one or more of their designated Directors tender their resignations as Directors of the Board, in each case, with or without cause at any time, by sending a written notice to such Director and the Corporation’s Secretary stating the name of the Director or Directors whose resignation from the Board is requested (the “Removal Notice”). If the Director subject to such Removal Notice does not resign within thirty (30) days from receipt thereof by such Director, the CVC Related Parties, as holders of Class A Common Stock, the Corporation and the Board, to the fullest extent permitted by law and, with respect to the Board, subject to its fiduciary duties to the Corporation’s stockholders, shall thereafter take all Necessary Action, including voting in accordance with Section 1(c), to cause the removal of such Director from the Board.
(c)Except with respect to a Decrease in Designation Rights subject to Section 2(a), the CVC Related Parties shall have the exclusive right to designate a replacement Director for nomination or election by the Board to fill vacancies created as a result of not designating their respective Directors initially or following the death, disability, retirement, resignation or removal (with or without cause) of their respective Directors, or otherwise by designating a successor for nomination or election by the Board to fill the vacancy of their respective Directors created thereby on the terms and subject to the conditions of Section 1.
(d)Subject to Section 4(a)(xvii), if the size of the Board is increased, the CVC Related Parties shall have the right to designate a proportional number of Persons for nomination and election to the Board (rounded up to the nearest whole, even number). For the avoidance of doubt and subject to Section 4(a)(xvii), if the size of the Board is decreased, the CVC Related Parties shall have the right to designate the same number of Persons for nomination and election to the Board as set forth in Section 1(a) above without a corresponding reduction in the number of CVC Directors.
Section 3.Initial Directors and Corporate Governance.
(a)Initial Directors. The Board shall be comprised of seven (7) Directors and the five (5) Initial CVC Directors pursuant to Section 1(a) shall initially be (i) Christopher Delehanty and Ty Shay, as a Class I Directors, (ii) Omar Shalaby and Mark Anquillare, as Class II Directors, and (iii) Lorne Somerville, Daniel Brand and John Chu, as Class III Directors. John Chu shall serve as the initial Chairperson of the Board (as defined in the Bylaws) for the initial term, in accordance with this Agreement and the Bylaws, after which the Chairperson of the Board shall be determined in accordance with the Bylaws.
(b)Committee Representation. For so long as the CVC Related Parties have the ability pursuant to Section 1(a) to designate for nomination at least one (1) Director, the CVC Related Parties shall have, to the fullest extent permitted by applicable law, subject to the New York Stock Exchange (the “NYSE”) rules and in compliance with other applicable laws, rules and regulations, the right, but not the obligation, to designate, and the Corporation shall take all Necessary Action to cause the Board to include, at least one (1) CVC Director on each committee of the Board.
(c)Board Observers. For so long as the CVC Related Parties have the ability pursuant to Section 1(a) to designate for nomination at least one (1) Director, the CVC Related Parties shall have, to the fullest extent permitted by applicable law, subject to the NYSE rules and in compliance with other applicable laws, rules and regulations, the right, but not the obligation, to designate up to five (5) non-voting representatives (each, an “Observer”) to attend and observe all meetings of the Board and any committees thereof. Until the Observer ceases to serve in such capacity, any such Observer shall, at the same time and in the same manner as provided to the Directors of the Board, be entitled to (i) be given notice of all meetings (whether in person, telephonic or otherwise) of the Board, including all committee meetings; (ii) receive copies of all notices, agendas, consents, Board and committee minutes and other materials distributed to the Board and any committees thereof, whether provided to Directors in advance or during or after any meeting, regardless of whether the Observer shall be in attendance at the meeting; and (iii) participate in (but not vote on) all discussions conducted at Board and committee meetings. The CVC Related Parties shall be entitled to direct the replacement of any Observer for any reason and at any time by delivering notice in writing or by electronic transmission of such replacement to the Corporation, which such replacement shall take effect at the time specified in such notice.
(d)Confidentiality. Except as may be required by applicable law or requested by any applicable governmental entity, each CVC Director and Observer shall agree to maintain the confidentiality of all confidential information and shall not disclose any confidential information to any Person; provided that any such CVC Director and Observer may disclose confidential information to representatives of the CVC Related Parties who have a reasonable need to know such information solely for the purpose of allowing them to monitor their investment in the Corporation.
(e)Indemnification and Expenses. For the avoidance of doubt, for so long as any CVC Director serves as a Director of the Corporation and/or there are any Observers, (i) the Corporation shall take all Necessary Actions, and the Principal Stockholders shall vote their shares to cause the Corporation, to provide each such CVC Director and Observer, as applicable, with rights to exculpation, indemnification and advancement of expenses that are not less favorable to any such CVC Director and/or Observer, as applicable, than those provided by the Corporation to any other non-employee Directors serving on the Board in accordance with the Corporation’s Charter and Bylaws, and (ii) each such CVC Director and/or Observer, as applicable, shall be entitled to be reimbursed by the Corporation for all reasonable out-of-pocket expenses incurred in connection with his or her attendance at meetings of the Board and any committees thereof.
Section 4.Rights of the Principal Stockholders.
(a)In addition to any voting requirements contained in the organizational documents of the Corporation or any of its Subsidiaries, the Corporation shall not take, and shall not permit Miramar Holdco or any of its Subsidiaries to take, any of the following actions (whether by merger, consolidation or otherwise) without the prior written approval of the Principal Stockholders for as long as the CVC Related Parties beneficially own, directly or indirectly, in the aggregate forty percent (40%) or more of all issued and outstanding shares of Class A Common Stock (including for these purposes the Underlying Class A Shares), or such earlier date that the CVC Related Parties request their approval rights to be terminated:
(i)any hiring and/or termination of, or entering into, modifying, amending or terminating any employment, severance, change of control or other agreement or contract with, the Chief Executive Officer of the Corporation, or any hiring and/or termination of the Chief Financial Officer, General Counsel, or other executive officer of the Corporation;
(ii)any debt incurrences (including any debt recapitalizations, refinancings, or revolver drawings) with respect to the Corporation or its Subsidiaries’ debt capitalization (including any debt obligations outstanding as of the date of this Agreement) in excess of twenty-five million dollars ($25,000,000);
(iii)the declaration or payment of any dividends or other distributions by the Corporation or its Subsidiaries;
(iv)any acquisition or disposition of assets of the Corporation or any of its Subsidiaries where the aggregate consideration for such assets is greater than fifty million dollars ($50,000,000) in any single transaction or series of related transactions, other than transactions solely between or among the Corporation and/or one or more of the Corporation’s direct or indirect wholly owned subsidiaries;

(v)the creation of a new class or series of capital stock or equity securities of the Corporation, Miramar Holdco or any of their respective Subsidiaries;
(vi)any issuance of additional shares of Class A Common Stock, Class B common stock, par value $0.01, or other equity securities of the Corporation or any of its respective Subsidiaries after the date hereof, other than any issuance of additional shares of Class A Common Stock or other equity securities of the Corporation or its Subsidiaries (i) under any stock option or other equity compensation plan of the Corporation or any of its Subsidiaries approved by the Board or the compensation committee of the Board, (ii) pursuant to the exercise or conversion of any options, warrants or other securities existing as of the date of this Agreement, or (iii) in connection with any redemption of Common Units as set forth in the LLC Agreement;
(vii)entering into, modifying, amending or terminating any material contract of the Corporation, Miramar Holdco or any of their respective Subsidiaries, other than for such modifications and terminations that are in the ordinary course of the Corporation’s business consistent with past practice;
(viii)any new joint venture with a non-Affiliate third-party;
(ix)the commencement, settlement or compromise by the Corporation or any of its Subsidiaries, of any litigation, claim, arbitration or other adversarial proceeding, governmental investigation, or proceeding, in each case, involving an amount in dispute in excess of ten million dollars ($10,000,000);
(x)any increase or decrease of the size of (i) the Board or (ii) any committee of the Board;
(xi)the adoption or material amendment of the annual budget or business plan of the Corporation and its Subsidiaries;
(xii)any adoption, approval or issuance of any “poison pill,” stockholder or similar rights plan by the Corporation or any of its Subsidiaries or any amendment, restatement, modification or waiver of such plan after the adoption thereof has been approved by the Principal Stockholders in accordance with this Section 4(a);
(xiii)any material amendment, modification or termination of, or material deviation from, any equity incentive plan, stock option plan or other equity-based compensation plan of the Corporation or any of its Subsidiaries, including the 2026 Equity Incentive Plan (each an “Equity Plan”);
(xiv)the voluntary deregistration of the Corporation’s securities under the Exchange Act or delisting of the Corporation’s securities from any national securities exchange; or

(xv)entering into any definitive agreement or series of related agreements that govern any transaction or series of related transactions that, if consummated, would result in any of the foregoing.
(b)In addition to any voting requirements contained in the organizational documents of the Corporation or any of its Subsidiaries, the Corporation shall not take, and shall not permit Miramar Holdco or any of its Subsidiaries to take, any of the following actions (whether by merger, consolidation or otherwise) without the prior written approval of the Principal Stockholders for as long as the CVC Related Parties beneficially own, directly or indirectly, in the aggregate twenty-five percent (25%) or more of all issued and outstanding shares of Class A Common Stock (including for these purposes the Underlying Class A Shares), or such earlier date that the CVC Related Parties request their approval rights to be terminated:
(i)any transaction or series of related transactions, in each case, to the extent within the reasonable control of the Corporation, (i) in which any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act (excluding the Principal Stockholders and any “group” that includes the CVC Related Parties)) acquires, directly or indirectly, in excess of fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Corporation entitled to vote in the election of directors generally, or of any of its Subsidiaries (whether by merger, consolidation, sale or transfer of capital stock or partnership, membership or other equity interests, tender offer, exchange offer, reorganization, recapitalization or otherwise), (ii) following which any “person” or “group” referred to in clause (i) hereof has the direct or indirect power to elect a majority of the members of the Board or to replace the Corporation as the sole manager of Miramar Holdco (or to add another Person as a co-manager of Miramar Holdco), or (iii) following which the members of the Board immediately prior to such transaction do not constitute at least a majority of the members of the board of directors (or equivalent governing body) of the company surviving such transaction, or if the surviving company is a subsidiary, the ultimate parent thereof (in each case a “Change of Control”);
(ii)entering into any definitive agreement or series of related agreements providing for the merger or other transaction that, if consummated, would constitute a Change of Control or entering into any definitive agreement or series of related agreements that govern any transaction or series of related transactions that, if consummated, would result in a Change of Control;
(iii)the reorganization, recapitalization, voluntary bankruptcy, liquidation, dissolution or winding-up of the Corporation, Miramar Holdco or any of their respective Subsidiaries;
(iv)the sale, lease or exchange of all or substantially all of the property and assets of the Corporation and its Subsidiaries, taken as a whole;

(v)any hiring and/or termination of, or entering into, modifying, amending or terminating any employment, severance, change of control or other agreement or contract with, the Chief Executive Officer of the Corporation;
(vi)any debt incurrences (including any debt recapitalizations, refinancings, or revolver drawings) with respect to the Corporation or its Subsidiaries’ debt capitalization (including any debt obligations outstanding as of the date of this Agreement) in excess of seventy-five million dollars ($75,000,000);
(vii)the declaration or payment of any non pro rata dividends or other distributions by the Corporation or its Subsidiaries;
(viii)any buyback, purchase, repurchase, redemption or other acquisition by the Corporation, the Blockers or Miramar Holdco of any of the securities of the Corporation, the Blockers, Miramar Holdco or any of their respective Subsidiaries, other than repurchases made pursuant to any incentive plan adopted by the Board and stockholders of the Corporation or in connection with any redemption or exchange of Common Units as set forth in the LLC Agreement;
(ix)the (i) resignation, replacement or removal of the Corporation as the sole manager of Miramar Holdco or (ii) appointment of any additional Person as a manager of Miramar Holdco;
(x)any acquisition or disposition of assets of the Corporation or any of its Subsidiaries where the aggregate consideration for such assets is greater than one hundred million dollars ($100,000,000) in any single transaction or series of related transactions, other than transactions solely between or among the Corporation and/or one or more of the Corporation’s direct or indirect wholly owned subsidiaries;
(xi)the creation of a new class or series of capital stock or equity securities of the Corporation, which will rank pari passu with, or senior in priority, to the Class A Common Stock and Class B Common Stock, and the creation of a new class or series of capital stock or equity securities of the Corporation’s respective Subsidiaries, including Miramar Holdco;
(xii)Any issuance of additional shares of Class B common stock, par value $0.01, or other equity securities of the Corporation or any of its respective Subsidiaries after the date hereof, other than any issuance of additional shares of other equity securities of the Corporation or its Subsidiaries (i) under any stock option or other equity compensation plan of the Corporation or any of its Subsidiaries approved by the Board or the compensation committee of the Board, (ii) pursuant to the exercise or conversion of any options, warrants or other securities existing as of the date of this Agreement, or (iii) in connection with any redemption or conversion of Common Units in each case as set forth in the LLC Agreement;

(xiii)any amendment or modification of the organizational documents of the Corporation, Miramar Holdco or any of their respective Subsidiaries, other than the LLC Agreement, which shall be subject to amendment or modification solely in accordance with the terms set forth therein;
(xiv)any new joint venture with a non-Affiliate third-party, where the aggregate committed capital contributions, investments, or other financial commitments of the Corporation in connection therewith exceed $100,000,000;
(xv)any increase or decrease of the size of the Board to be less than four (4) members or greater than seven (7) members;
(xvi)any entering into, modifying, amending or terminating any contract, arrangement or transaction between the Corporation, the Blockers, Miramar Holdco or any of their respective Subsidiaries, on the one hand, and any director, officer or beneficial owner of more than five percent (5%) of any class of equity securities of the Corporation, or any Affiliate of such Person, on the other hand (other than employment and compensation arrangements approved by the compensation committee of the Board in the ordinary course);
(xvii)the material amendment of the annual budget or business plan of the Corporation and its Subsidiaries or any material expenditures in excess of the annual budget, solely in the event that (i) the amended budget deviates (up or down) by more than ten percent (10%) from the prior fiscal year’s total budget, or (ii) such expenditures in any fiscal year would exceed the amounts set forth in the applicable approved annual budget for such fiscal year by more than 10% in the aggregate, or by more than 10% with respect to any individual line item category set forth therein;
(xviii)any contract, agreement, arrangement or understanding that would impose any non-compete, non-solicitation or similar restrictive covenant on, or that would otherwise constitute a binding restriction on the business activities of, any CVC Related Party or any of their respective Affiliates (other than, for the avoidance of doubt, (x) any such restrictions that apply solely to the Corporation, Miramar Holdco or any of their respective Subsidiaries or (y) any such restrictions included in a contract, agreement, arrangement or understanding with a portfolio company of any CVC Related Party that are customary to include in the ordinary course of business of the Corporation or any of their respective Subsidiaries on arm’s length terms);
(xix)any material amendment or modification of, or material deviation from, any Equity Plan, solely in the event that such amendment or modification of, or deviation from such Equity Plan, including through the adoption of any new or separate equity incentive plan, stock option plan or other equity-based compensation plan of the Corporation or any of its Subsidiaries following the date hereof, would increase the total number of shares of equity interests authorized, reserved or available for issuance under such equity incentive plan beyond the total number of shares authorized, reserved or available for issuance thereunder as of the date of this Agreement;

(xx)any entry by the Corporation into new material lines of business following the date of this Agreement; or
(xxi)entering into any definitive agreement or series of related agreements that govern any transaction or series of related transactions that, if consummated, would result in any of the foregoing.
Notwithstanding anything in the organizational documents of the Corporation to the contrary, for as long as the CVC Related Parties beneficially own, directly or indirectly, in the aggregate twenty-five percent (25%) or more of all issued and outstanding shares of Class A Common Stock (including for these purposes the Underlying Class A Shares), the CVC Related Parties shall have the right to call a special meeting of stockholders of the Corporation for any purpose.
(c)In addition to any voting requirements contained in the organizational documents of the Corporation or any of its Subsidiaries, the Corporation shall not take, and shall not permit Miramar Holdco or any of its Subsidiaries to take, any of the following actions (whether by merger, consolidation or otherwise) without the prior written approval of the Principal Stockholders for as long as Miramar Blocker Holdco beneficially owns, directly or indirectly, in the aggregate (x) seven and one-half percent (7.5%) or more of all issued and outstanding shares of Class A Common Stock (including for these purposes the Underlying Class A Shares), or (y) at least fifty percent (50%) of the Class A Common Stock (including for these purposes the Underlying Class A Shares) held by Miramar Blocker Holdco as of the consummation of the IPO (as adjusted for any stock split, combination, reclassification, recapitalization or similar transaction), or (z) such earlier date that the CVC Related Parties request their approval rights to be terminated:
(i)enter into, materially modify, waive or fail to enforce (or determine not to enforce) the terms of any transaction, contract or agreement between the Corporation, the Blockers, Miramar Holdco or any of their respective Subsidiaries, on the one hand, and any CVC Related Party, on the other hand (other than any transaction expressly contemplated by any agreement entered into on or prior to the date hereof);
(ii)enter into or effect any non-pro rata (A) repurchase, redemption or other acquisition of shares of Class A Common Stock, the Common Units or other securities of the Corporation or Miramar Holdco from any other stockholder or holder of securities of the Corporation or Miramar Holdco, (B) dividend or other distribution of payments on the shares of Class A Common Stock or other securities of the Corporation, or (C) stock split, stock dividend or distribution of rights, warrants or other securities, in each case of this clause (ii) (other than employment and compensation arrangements approved by the compensation committee of the Board in the ordinary course, in connection with any redemption or exchange of Common Units as set forth in the LLC Agreement or any transaction expressly contemplated by any agreement entered into on or prior to the date hereof);

(iii)any material change in the nature of the Corporation’s business or operations from the nature of the business or operations conducted as of the date of this Agreement;
(iv)with respect to the Corporation or any direct or indirect Subsidiary of Miramar Holdco, make any tax election, change any tax accounting method or settle any litigation, audit claim or other proceeding related to taxes, in each case, that is not contemplated by this Agreement or the LLC Agreement and would materially and adversely affect, in a disproportionate manner as compared with other stockholders of the Corporation, any Principal Stockholder; or
(v)notwithstanding anything to the contrary in this Agreement, amend, modify or waive any provision of this Agreement, the Charter or Bylaws, or the organizational documents of any Subsidiary of the Corporation in any manner that (A) materially and adversely affects, in a disproportionate manner, the rights, obligations or entitlements of the Principal Stockholders as compared to the rights and obligations of all other holders of Class A Common Stock or (B) adversely affects the rights, obligations or entitlements expressly granted to or held by any Principal Stockholder or any CVC Related Party under this Agreement (which, for the avoidance of doubt, in each case shall not include the creation of a new class of securities or other equity interests in accordance with the organizational documents of the Corporation and Miramar Holdco).
Section 5.Covenants of the Corporation.
(a)The Corporation agrees to take all Necessary Action to (i) cause the Board to be comprised of at least four (4) Directors or such other number of Directors as the Board may determine, subject to the terms of this Agreement, the Charter or the Bylaws of the Corporation; (ii) cause the individuals designated in accordance with Section 1 to be included in the slate of nominees to be elected to the Board at the next annual or special meeting of stockholders of the Corporation at which Directors are to be elected, in accordance with the Bylaws, Charter and General Corporation Law of the State of Delaware and at each annual meeting of stockholders of the Corporation thereafter at which such Director’s term expires; (iii) cause the individuals designated in accordance with Section 2(c) to fill the applicable vacancies on the Board, in accordance with the Bylaws, Charter, Securities Laws, General Corporation Law of the State of Delaware and the New York Stock Exchange rules; and (iv) adhere to, implement and enforce the provisions set forth in Section 4.
(b)The CVC Related Parties shall comply with any applicable requirements of the Charter and Bylaws when designating and nominating individuals as Directors, in each case, to the extent such requirements are applicable to Directors generally. Notwithstanding anything to the contrary set forth herein, in the event that the Board determines, within sixty (60) days after compliance with the first sentence of this Section 5(b), in good faith, after consultation with outside legal counsel, that its nomination, appointment or election of a particular Director designated in accordance with Section 1 or Section 2, as applicable, would constitute a breach of its fiduciary duties to the Corporation’s stockholders or does not otherwise comply with any requirements of the Charter or Bylaws, then the Board shall inform the CVC Related Parties of such determination in writing and explain in reasonable detail the basis for such determination and shall, to the fullest extent permitted by law, nominate, appoint or elect another individual designated for nomination, election or appointment to the Board by the CVC Related Parties (subject in each case to this Section 5(b)). The Board and the Corporation shall, to the fullest extent permitted by law, take all Necessary Action required by this Section 5 with respect to the election of such substitute designees to the Board.
(c)In addition to any voting requirements contained in this Agreement or the organizational documents of the Corporation or any of its Subsidiaries, the Corporation shall not, directly or indirectly, enter into or conduct business or operations or hold or acquire assets in its own name or otherwise other than through Miramar Holdco and its Subsidiaries without the prior written approval of the Principal Stockholders for as long as the CVC Related Parties beneficially own, directly or indirectly, in the aggregate five percent (5%) or more of all issued and outstanding Common Units, provided, however, that nothing in this Section 5(c) shall be deemed to prohibit the Corporation from, and no consent of the Principal Stockholders or any other Person shall be required for the Corporation to engage in, (i) holding or using cash received by the Corporation as a result of the Corporation’s indirect investment in Miramar Holdco or (ii) re-investing cash into Miramar Holdco (whether by way of intercompany loan, investment or otherwise).
Section 6.Termination.
This Agreement shall terminate upon the earliest to occur of any one of the following events:
(a)the CVC Related Parties ceasing to own any shares of Class A Common Stock;
(b)the CVC Related Parties ceasing to have any Director designation rights under Section 1; and
(c)the unanimous written consent of the parties hereto.
Notwithstanding the foregoing, (x) to the extent of an assignment in accordance with this Agreement to a Permitted Transferee, this Agreement shall not terminate as to such Permitted Transferee until such Permitted Transferee ceases to own the applicable number of shares of Class A Common Stock to which such Permitted Transferee’s rights relate, and (y) nothing in this Agreement shall modify, limit or otherwise affect any rights to indemnification, exculpation or contribution owed by any of the parties hereto to the extent arising out of or relating to events occurring prior to the date of termination of this Agreement or the date the rights and obligations of such party under this Agreement terminate in accordance with this Section 6.

Section 7.Definitions.
As used in this Agreement, unless the context otherwise requires, the following terms shall have the following meanings:
“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person. As used in this definition, “control” (including the correlative meanings “controlling”, “controlled by” and “under common control with”) when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person (whether through the ownership of voting securities or by contract or other agreement or otherwise). For purposes of this Agreement, (i) none of the Corporation, or any entity controlled, directly or indirectly, by the Corporation shall be an Affiliate of the Principal Stockholders or any of the CVC Related Parties, and (ii) in no event shall any portfolio company of any of the CVC Related Parties be considered an Affiliate of the Corporation, the Principal Stockholders or any of the CVC Related Parties (other than for purposes of Section 20).
“Board” means the board of directors of the Corporation.
“Bylaws” means the amended and restated bylaws of the Corporation, dated as of the date hereof, as the same may be further amended, restated, amended and restated or otherwise modified from time to time.
“Charter” means the amended and restated certificate of incorporation of the Corporation, effective as of the date hereof, as the same may be further amended, restated, amended and restated or otherwise modified from time to time.
“Director” means a member of the Board.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.
“Necessary Action” means, with respect to a specified result, all actions (to the extent such actions are permitted by applicable law and, in the case of any action by the Corporation that requires a vote or other action on the part of the Board, to the extent such action is consistent with the fiduciary duties that the Corporation’s Directors have in such capacity) necessary to cause such result, including (a) voting or providing a written consent or proxy with respect to shares of Class A Common Stock or other securities entitled to vote with respect to such specified result, (b) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Corporation, (c) causing members of the Board (to the extent such members were designated by the Person obligated to undertake the Necessary Action) to act (subject to any applicable fiduciary duties) in a certain manner or causing them to be removed in the event they do not act in such a manner, (d) executing agreements and instruments and (e)

making or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.
“Observer” has the meaning set forth in Section 3(c).
“Nominating and Corporate Governance Committee” means the nominating and corporate governance committee of the Board or any committee of the Board authorized to perform the function of recommending to the Board the nominees for election as Directors or nominating the nominees for election as Directors.
“Permitted Transferees” has the meaning set forth in the Charter.
“Person” means any individual, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other entity or organization, including a government or any subdivision or agency thereof.
“Securities Laws” means the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.
“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership, association, trust or other form of legal entity, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions, or (b) such first Person is a general partner, managing member or manager (excluding partnerships in which such Person or any Subsidiary thereof does not have a majority of the voting interests in such partnership).
“Underlying Class A Shares” means all shares of Class A Common Stock issuable upon redemption of Common Units, assuming all such Common Units are redeemed for Class A Common Stock on a one-for-one basis.
Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation”; (vi) each defined term has its defined meaning throughout this Agreement, whether the definition of such term appears before or after such term is used; and (vii) the word “or” shall be disjunctive but not exclusive. References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto. References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

Section 8.Choice of Law and Venue; Waiver of Right to Jury Trial.
(a)THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT IN THE EVENT OF ANY BREACH OF THIS AGREEMENT, THE NON-BREACHING PARTY WOULD BE IRREPARABLY HARMED AND COULD NOT BE MADE WHOLE BY MONETARY DAMAGES, AND THAT, IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY MAY BE ENTITLED AT LAW OR IN EQUITY, THE PARTIES SHALL BE ENTITLED TO SUCH EQUITABLE OR INJUNCTIVE RELIEF AS MAY BE APPROPRIATE. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY JUDGMENT OF A DELAWARE FEDERAL OR STATE COURT, OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SUCH A JUDGMENT, IN ANY OTHER APPROPRIATE JURISDICTION.
(b)IN THE EVENT ANY PARTY TO THIS AGREEMENT COMMENCES ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, THE PARTIES TO THIS AGREEMENT HEREBY (1) AGREE UNDER ALL CIRCUMSTANCES ABSOLUTELY AND IRREVOCABLY TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE, OR IF (AND ONLY IF) SUCH COURT FINDS IT LACKS SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE (COMPLEX COMMERCIAL DIVISION), OR IF UNDER APPLICABLE LAW, SUBJECT MATTER JURISDICTION OVER THE MATTER THAT IS THE SUBJECT OF THE ACTION OR PROCEEDING IS VESTED EXCLUSIVELY IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA, THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND APPELLATE COURTS FROM ANY THEREOF, WITH RESPECT TO ALL ACTIONS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY; (2) AGREE THAT IN THE EVENT OF ANY SUCH LITIGATION, PROCEEDING OR ACTION, SUCH PARTIES WILL CONSENT AND SUBMIT TO THE PERSONAL JURISDICTION OF ANY SUCH COURT DESCRIBED IN THE FOREGOING CLAUSE (1) OF THIS SECTION 8(b) AND TO SERVICE OF PROCESS UPON THEM IN ACCORDANCE WITH THE RULES AND STATUTES GOVERNING SERVICE OF PROCESS; (3) AGREE TO WAIVE TO THE FULL EXTENT PERMITTED BY LAW ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH LITIGATION, PROCEEDING OR ACTION IN ANY SUCH COURT OR THAT ANY SUCH LITIGATION, PROCEEDING OR ACTION WAS BROUGHT IN ANY INCONVENIENT FORUM; (4) AGREE TO WAIVE ANY RIGHTS TO A JURY TRIAL TO RESOLVE ANY DISPUTES OR CLAIMS RELATING TO THIS AGREEMENT; (5) AGREE TO SERVICE OF PROCESS IN ANY LEGAL PROCEEDING BY MAILING OF COPIES THEREOF TO SUCH PARTY AT ITS ADDRESS SET FORTH HEREIN FOR COMMUNICATIONS TO SUCH PARTY; (6) AGREE THAT ANY SERVICE MADE AS

PROVIDED HEREIN SHALL BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (7) AGREE THAT NOTHING HEREIN SHALL AFFECT THE RIGHTS OF ANY PARTY TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
Section 9.Notices.
Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile, or by electronic mail, or first class mail, or by Federal Express or other similar courier or other similar means of communication, as follows:

(a)If to the Principal Stockholders, addressed as follows:

Miramar Aggregator, LP
Miramar Blocker Holdco, LP
c/o CVC Advisors (U.S.) Inc.
767 Fifth Avenue, 14th Floor
New York, New York 10153
Attn: Daniel Brand, Omar Shalaby and Jessie Baxter
E-mail: [###], [###] and [###]

with a copy (which copy shall not constitute notice) to:

Latham & Watkins LLP
1271 Avenue of the Americas
New York, New York 10020
Attn: David Beller, Michael Benjamin, and Adam J. Geraldi
E-mail: [###], [###] and [###]

(b)If to the Corporation, addressed as follows:

Bamboo Insurance Services, Inc.
7050 S Union Park Center, Suite 650
Midvale, UT 84047
Attn: Carleen Driscoll, General Counsel
E-mail: [###]

with a copy (which copy shall not constitute notice) to:

Latham & Watkins LLP
1271 Avenue of the Americas
New York, New York 10020
Attn: David Beller, Michael Benjamin, and Adam J. Geraldi
E-mail: [###], [###] and [###]

or, in each case, to such other address or email address as such party may designate in writing to each party by written notice given in the manner specified herein. All such communications shall be deemed to have been given, delivered or made when so delivered by hand or sent by facsimile (with confirmed transmission), on the next business day if sent by overnight courier service (with confirmed delivery) or when received if sent by first class mail, or in the case of notice by electronic mail, when the relevant email enters the recipient’s server.
Section 10.Assignment.
Except as otherwise provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and permitted assigns of the parties hereto. This Agreement may not be assigned (by operation of law or otherwise) without the express prior written consent of the other parties hereto, and any attempted assignment, without such consents, will be null and void; provided, however, that each Principal Stockholder is permitted to assign this Agreement to their respective Permitted Transferees and to the extent of any assignment of rights in Section 4(c) to one or more Permitted Transferees, the references in (i) clauses (x) and (y) of Section 4(c) to percentage ownership levels of Class A Common Stock held by Miramar Blocker Holdco shall be to the percentage ownership levels held by the applicable Permitted Transferee, and (ii) clause (z) of Section 4(c) to the CVC Related Parties shall be to the applicable Permitted Transferee. Each Principal Stockholder shall cause any of their respective Permitted Transferees to become a party to this Agreement.
Section 11.Amendment and Modification; Waiver of Compliance.
This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed on behalf of each of the Corporation and the Principal Stockholders. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party or parties granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
Section 12.Waiver.
No failure on the part of either party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either party hereto in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
Section 13.Severability.
If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i)

the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.
Section 14.Counterparts.
This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile, each of which may be executed by less than all parties, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.
Section 15.Further Assurances.
At any time or from time to time after the date hereof, the parties hereto agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as any other party may reasonably request in order to evidence or effectuate the provisions of this Agreement and to otherwise carry out the intent of the parties hereunder.
Section 16.Titles and Subtitles.
The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
Section 17.Representations and Warranties.
(a)Each Principal Stockholder and each Person who becomes a party to this Agreement after the date hereof, severally and not jointly and solely with respect to itself, represents and warrants to the Corporation as of the time such party becomes a party to this Agreement that (i) if applicable, it is duly authorized to execute, deliver and perform this Agreement; (ii) this Agreement has been duly executed by such party and is a valid and binding agreement of such party, enforceable against such party in accordance with its terms; and (iii) the execution, delivery and performance by such party of this Agreement does not violate or conflict with or result in a breach of or constitute (or with notice or lapse of time or both constitute) a default under any agreement to which such party is a party or, if applicable, the organizational documents of such party.
(b)The Corporation represents and warrants to each other party hereto that (i) the Corporation is duly authorized to execute, deliver and perform this Agreement; (ii) this Agreement has been duly authorized, executed and delivered by the Corporation and is a valid and binding agreement of the Corporation, enforceable against the Corporation in accordance with its terms; and (iii) the execution, delivery and performance by the Corporation of this Agreement does not violate or conflict with or result in a breach by the Corporation of or constitute (or with notice or lapse of time or both constitute) a default by the Corporation under the Charter or Bylaws, any existing applicable law, rule, regulation, judgment, order, or decree of any governmental authority exercising any statutory or regulatory authority of any of the foregoing, domestic or foreign, having jurisdiction over the Corporation or any of its Subsidiaries or any of their respective properties or assets, or any agreement or instrument to which the Corporation or any of its Subsidiaries is a party or by which the Corporation or any of its Subsidiaries or any of their respective properties or assets may be bound.
Section 18.Pledges or Transfers.
Upon the request of any Principal Stockholder that wishes to (x) pledge, hypothecate or grant security interests in any or all of the shares of Class A Common Stock held by it, including to banks or financial institutions as collateral or security for loans, advances or extensions of credit, or (y) transfer any or all of the shares of Class A Common Stock held by it, including to third-party investors, the Corporation agrees to cooperate with such Principal Stockholder in taking any action reasonably necessary to consummate any such pledge, hypothecation, grant or transfer, including delivery of letter agreements to lenders in form and substance reasonably satisfactory to such lenders (which may include agreements by the Corporation in respect of the exercise of remedies by such lenders), instructing the transfer agent to transfer any such shares of Class A Common Stock subject to the pledge, hypothecation or grant without restricted legends and cooperating in diligence or other matters as may reasonably be requested by any Principal Stockholder in connection with a proposed transfer; provided, however, that the obligations of the Corporation under this Section 18 with respect to any Principal Stockholder or any direct or indirect beneficial owner thereof shall be limited to the shares of Class A Common Stock beneficially owned by, or attributable to the interests of, such Principal Stockholder or beneficial owner, and neither such Principal Stockholder nor beneficial owner may request or direct any action under this Section 18 with respect to shares beneficially owned by, or attributable to the interests of, any other Principal Stockholder or beneficial owner.
Section 19.No Strict Construction.
This Agreement shall be deemed to be collectively prepared by the parties hereto, and no ambiguity herein shall be construed for or against any party based upon the identity of the author of this Agreement or any provision hereof.
Section 20.No Recourse.
Notwithstanding anything that may be expressed or implied in this Agreement and notwithstanding the fact that a Principal Stockholder may be a partnership, limited liability company, corporation or other entity, no recourse under this Agreement shall be had against any Principal Stockholder’s Affiliates that are not a party to this Agreement or any Principal Stockholder’s or its Affiliates’ former, current or future, direct or indirect, equityholders, controlling persons, directors, officers, employees, agents, members, financing sources, managers, general or limited partners or assignees (collectively, “Related Parties”), in each case other than (subject, for the avoidance of doubt, to the provisions of this Agreement) the Corporation, a Principal Stockholder, or any of their respective assignees under this Agreement, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any obligation or liability of the Corporation or any Principal Stockholder under this Agreement for any claim based on, in respect of or by reason of such obligations or liabilities; provided, however, that nothing in this Section 20 shall relieve or otherwise limit the liability of the Corporation or any Principal Stockholder, as such, for any breach or violation of its obligations under this Agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

CORPORATION

BAMBOO INSURANCE SERVICES, INC.

By:
Name:
Title:

PRINCIPAL STOCKHOLDERS

MIRAMAR AGGREGATOR, LP

By: Miramar Aggregator GP, LLC,
its General Partner

By:
Name:	Daniel Brand
Title:	President

MIRAMAR BLOCKER HOLDCO, LP

By: Miramar Aggregator GP, LLC,
its General Partner

By:
Name:	Daniel Brand
Title:	President